Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Allied Esports Entertainment, Inc. (“AESE”) on Form S-3 (File Nos. 333-233856 and 333-248696) and in the Registration Statements of AESE on Form S-1 (File Nos. 333-220516, 333-220815, 333-237977 and 333- 239584) and in the Registration Statement of AESE on Form S-8 (File No 333-239984) of our report, which included an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 12, 2021 with respect to our audits of the consolidated financial statements of Allied Esports Entertainment, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Allied Esports Entertainment, Inc. for the year ended December 31, 2020.

/s/ Marcum llp
Marcum llp
Melville, NY
April 12, 2021